Exhibit 10.1

VERITONE, INC. 575 ANTON BLVD., SUITE 100 COSTA MESA, CA 92626

September 16, 2019

VIA E-MAIL

John A. Ganley, Jr.

25686 Rolling Hills Road

Laguna Hills, CA 92653

Re:	Amendments to Offer Letter

Dear John:

This letter agreement memorializes the agreement between you and Veritone, Inc. (the “Company”) regarding certain amendments to your offer letter from the Company dated May 9, 2017, including the amendments to certain terms made by the Compensation Committee of the Board of Directors in accordance with the terms thereof (the “Offer Letter”). By countersigning this letter agreement below, the Company and you agree as follows:

1.

New Position. Effective September 16, 2019 (the “Effective Date”), your position will be changed to Senior Advisor to the CEO, and you will continue to report directly to me. The expectation is that you will work an average of approximately thirty (30) hours per week in this position, primarily on a remote basis. This is an exempt position and therefore ineligible for overtime.

2.	Changes to Cash Compensation.

a.

Base Salary. Commencing on the Effective Date, your salary will be Five Thousand Two Hundred Eight Dollars and Thirty-three Cents ($5,208.33) per semi-monthly pay period (which equates to One Hundred Twenty-Five Thousand Dollars [$125,000] on an annualized basis).

b.

Variable Compensation. In this position, you will not be eligible to receive any bonus or other variable compensation. In the event that the Compensation Committee determines that the executives of the Company have earned a performance bonus for 2019, you will receive seventy-five percent (75%) of such bonus.

c.

Payroll Matters. All compensation is payable less deductions authorized by you, all tax withholdings and other amounts as the Company, in its sole discretion, deems necessary or permitted by applicable law. Compensation will be paid in accordance with the Company’s established policies and procedures, and regular payroll dates.

3.

Equity Compensation. During the term of your employment, your outstanding stock options and restricted stock units granted to you under the Company’s 2014 Stock Option/Stock Incentive Plan, 2017 Stock Incentive Plan and 2018 Performance-Based Stock Incentive Plan will continue to vest and be exercisable in accordance with the terms of the applicable award agreements and the plan documents. In addition, in the event that your employment is terminated by the Company other than for Cause (as defined in your Restricted Stock Unit Agreement dated February 12, 2019) prior to February 12, 2020, then, to the extent not already vested, the Company will take such action as may be required to cause 100% of your restricted stock units awarded February 12, 2019 and 25% of your nonqualified stock options granted February 12, 2019 to be vested upon your termination date.

Mr. John A. Ganley, Jr.

September 16, 2019

4.

Employee Benefits. In this position, you will continue to be eligible for all employee benefits and to participate in all employee benefit plans the Company makes available to its full-time employees subject to the terms and conditions of the personnel policies or benefit plans, as applicable, governing the benefits. During the term of your employment, the Company will continue to pay 100% of the premiums for your current medical, dental, vision, basic life and basic AD&D insurance coverage.

5.	Effect of Amendment. Except as specifically amended by this letter agreement, the Offer Letter shall remain unmodified and in full force and effect.

6.

At Will Employment. Your employment relationship with the Company shall continue to be “at will.” This means that both you and the Company retain the right to terminate the employment relationship at any time, with or without cause or any particular notice or procedures. It also means that the Company reserves the right to determine and change, in its sole business judgment and discretion, your job title, duties, reporting relationship, base of employment, sales territory, cash compensation, employee benefits and benefit plans it makes available to employees, and other policies and any other term and condition of your employment. Nothing in this letter agreement shall modify the at will nature of your employment.

7.	General Provisions.

a.

Governing Law; Entire Agreement. This letter agreement shall be governed in all respects by the laws of the State of California without regard to choice of laws or conflict of laws provisions thereof. The Offer Letter (as amended by this letter agreement) shall constitute the full and entire understanding and agreement between you and the Company with regard to the subject matter hereof and thereof.

b.

Severability. If any provision of this letter agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Amendment and the balance of this letter agreement shall be enforceable in accordance with its terms.

If you agree with all of the foregoing terms and provisions, please sign and date this letter and return it to my attention. If you have any questions regarding this matter or this letter agreement, please don’t hesitate to contact me.

Very truly yours,

/s/ Chad Steelberg

Chad Steelberg

Chief Executive Officer

I have read and understand and hereby agree to the foregoing amendments to my Offer Letter. I understand that the Offer Letter, as so amended, sets forth the entire agreement between myself and the Company, regarding the terms of employment and supersedes any prior agreements, understandings or discussions which I may have had prior to signing this letter agreement. I am not relying on any representations, promises or agreements not expressly contained in the Offer Letter, as so amended.

/s/ John A. Ganley, Jr.	Date:	September 17, 2019
John A. Ganley, Jr.